Exhibit 99.1

Revolution Medicines Reports Third Quarter 2020 Financial Results and

Update on Corporate Progress

Recommended Phase 2 Dose and Schedule Selected for Further Evaluation of RMC-4630 as Monotherapy

and RMC-4630 plus Cobimetinib Combination

First-in-Class RAS(ON) Inhibitor Programs for Five Targets in Lead Optimization

REDWOOD CITY, CA – November 12, 2020 – Revolution Medicines, Inc. (Nasdaq: RVMD), a clinical-stage precision oncology company focused on developing targeted therapies to inhibit frontier targets in RAS-addicted cancers, today announced its financial results for the third quarter and nine months ended September 30, 2020, and provided a corporate update.

“Revolution Medicines is a leader in developing innovative medicines and treatment strategies on behalf of patients with RAS-addicted tumors. We are advancing a growing portfolio consisting of both direct RAS(ON) Inhibitors and RAS Companion Inhibitors designed to enable combination approaches, including RMC-4630 targeting SHP2, RMC-5552 targeting mTORC1, and inhibitors of SOS1,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines.

“In our RAS Companion Inhibitor portfolio, we continue to make important strides with RMC-4630, our clinical stage inhibitor of SHP2. We selected the recommended Phase 2 dose and schedule (RP2DS) for both our monotherapy trial (RMC-4630-01) and the RMC-4630/cobimetinib (Cotellic®) combination arm of the RMC-4630-02 clinical trial, and each trial will further evaluate the appropriate RP2DS in expansion cohorts of molecularly selected patients. As anticipated, we recently dosed a first patient in a new combination study of RMC-4630 with the third-generation EGFR inhibitor, osimertinib (Tagrisso®). We also entered into a new clinical collaboration with AstraZeneca to study RMC-4630 in combination with an emerging asset targeting KRASG12C from AstraZeneca’s portfolio.

“In addition, we accelerated growth of our RAS(ON) Inhibitor platform, which has produced a collection of potent, cell-active inhibitors of diverse oncogenic RAS variants responsible for the vast majority of RAS-addicted cancers. Previously, we demonstrated significant anti-tumor effects of a representative potent and oral inhibitor of KRASG12C(ON). During the third quarter we confirmed the broad scope of our platform by demonstrating that representative KRASG12D(ON) inhibitors likewise induced tumor regressions in a preclinical model of human pancreatic cancer harboring the oncogenic KRASG12D mutation. We have advanced our KRASG12C/NRASG12C(ON), KRASG12D(ON), KRASG13C(ON) and KRASG12V(ON) inhibitor programs into lead optimization.”

R&D Highlights

RAS Companion Inhibitors

•

Determined Recommended Phase 2 Dose and Schedule (RP2DS) for single agent RMC-4630 – Completed dose escalation and selected 200 mg administered on a Day 1/Day 2 (D1D2) weekly schedule as the RP2DS. The company plans to evaluate single agent RMC-4630 at the RP2DS in an expansion cohort of patients with gynecologic tumors harboring NF1LOF mutations, in addition to a small safety/tolerability cohort representing a broader set of histotypes and RAS pathway genotypes.

•

Determined RP2DS for RMC-4630 in Combination with the MEK Inhibitor, Cobimetinib – Completed dose escalation and selected RMC-4630 140 mg and cobimetinib 40 mg administered on a Day 1/Day 2 (D1D2) weekly schedule as the RP2DS. The company plans to further evaluate this combination at the RP2DS in expansion cohorts of patients with colorectal cancer harboring KRASG12V or KRASG12D mutations and others drawing from a broader set of histotypes and RAS pathway genotypes.

•

Interim Data Presented at ENA 2020 from Phase 1b/2 Clinical Trial Combining RMC-4630 with Cobimetinib – Interim data reported by investigators support a dual intermittent dosing strategy for RMC-4630 and cobimetinib that appears tolerable and exceeds target plasma exposures for each drug based on preclinical models of RAS pathway-driven cancers that project potential clinical activity. Investigators also reported preliminary evidence of anti-tumor activity in patients with colorectal cancer driven by KRAS mutations.

•	RMC-4630 Multi-Cohort Phase 1/2 Clinical Program Expanding as Potential Backbone for Combination Therapies –

•	Dosing and enrollment continue in the Amgen-sponsored Phase 1 study of RMC-4630 in combination with Amgen’s KRASG12C(OFF) inhibitor, AMG 510, or sotorasib

•	Dosing and enrollment continue in the Sanofi-sponsored Phase 1 study of RMC-4630 in combination with the PD-1 inhibitor, pembrozilumab (Keytruda®)

•	Initiated a study evaluating RMC-4630 in combination with the EGFR inhibitor, osimertinib (Tagrisso®)

•	Entered into a new clinical collaboration agreement with AstraZeneca to study RMC-4630 in combination with an emerging asset targeting KRASG12C from AstraZeneca’s portfolio

•

Clinical Results Support Dual Mechanisms of Anti-Tumor Activity by RMC-4630: Tumor Cell-Intrinsic and Stimulation of Immune Response – Data reported by the company from its ongoing RMC-4630-01 trial provide clinical evidence that SHP2 inhibition may act by stimulating arms of the immune system as a second anti-tumor mechanism in addition to its tumor cell-intrinsic benefits. These observations provide further rationale for the ongoing clinical combination study with RMC-4630 and pembrozilumab by Sanofi, the company’s SHP2 collaboration partner.

RAS(ON) Inhibitors

•

First-In-Class RAS(ON) Inhibitor Platform – The company’s proprietary tri-complex technology platform enables a highly differentiated approach to inhibiting RAS(ON) with potential biologic advantages. Revolution Medicines is developing a portfolio of compounds that it believes are the first and only RAS(ON) inhibitors to use this mechanism of action. The company has produced potent, cell-active RAS(ON) Inhibitors for variants driving the vast majority of RAS-addicted cancers.

•

Inhibitors for Five RAS(ON) Variants in Lead Optimization – KRASG12C/NRASG12C(ON), KRASG12D(ON), KRASG13C(ON), and KRASG12V(ON) inhibitors are in lead optimization, which include and expands on the company’s initial four priority RAS(ON) targets. The company remains on track to nominate a first development candidate from this platform by the end of 2020.

•

Preclinical Tumor Regressions Induced by First-in-Class KRASG12D(ON) Inhibitors – Data presented by the company at the RAS Targeted Drug Development conference demonstrated that the company’s first-in-class KRASG12D(ON) inhibitors induced significant decreases in tumor volume in a xenograft model of human pancreatic cancer driven by a KRASG12D mutation. The KRASG12D genotype is of particularly high clinical interest as there are currently no approved targeted therapies for the treatment of cancers driven by this mutation, which is found in approximately 35% of pancreatic cancers and 15% of colorectal cancers in the U.S.

Corporate Highlights

•

Completed Follow-On Financing – The company completed a follow-on equity public offering in July 2020. The upsized financing raised gross proceeds of $179.4 million before deducting underwriting discounts, commissions and other offering expenses payable by Revolution Medicines, further strengthening its balance sheet to support multiple clinical milestones and extend the company’s runway.

Upcoming Corporate Milestones

RAS(ON) Inhibitors

•	Nominate first development candidate (Q4 2020)

•	Nominate second development candidate (1H 2021)

RAS Companion Inhibitors

•	SHP2 (RMC-4630)

•	Report monotherapy dose escalation safety data set (1H 2021)

•	Provide preliminary activity data for combination with cobimetinib (2H 2021)

•	Provide initial tolerability and PK data for combination with osimertinib (2H 2021)

•	mTORC1/4EBP1 (RMC-5552)

•	Advance to IND-ready status (Q4 2020)

•	Begin treating patients with monotherapy (1H 2021)

Third Quarter 2020 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities were $466.1 million as of September 30, 2020, compared to $122.8 million as of December 31, 2019. The increase was primarily due to proceeds from the company’s initial public offering in February 2020 and follow-on equity public offering in July 2020.

Revenue: Total revenue, consisting of revenue from the company’s collaboration agreement with Sanofi, was $12.7 million for the quarter ended September 30, 2020, compared to $12.5 million for the quarter ended September 30, 2019.

R&D Expenses: Research and development expenses were $34.9 million for the quarter ended September 30, 2020, compared to $23.0 million for the quarter ended September 30, 2019. This increase was primarily due to an increase in research expenses associated with the company’s pre-clinical research portfolio, and an increase in personnel-related expenses related to additional headcount.

G&A Expenses: General and administrative expenses were $5.3 million for the quarter ended September 30, 2020, compared to $3.1 million for the quarter ended September 30, 2019. This increase was primarily due to an increase in expenses associated with operating as a public company.

Net Loss: Net loss was $27.2 million for the quarter ended September 30, 2020, compared to net loss of $12.8 million for the quarter ended September 30, 2019.

About Revolution Medicines, Inc.

Revolution Medicines is a clinical-stage precision oncology company focused on developing novel targeted therapies to inhibit high-value frontier targets in RAS-addicted cancers. The company possesses sophisticated structure-based drug discovery capabilities built upon deep chemical biology and cancer pharmacology know-how and innovative, proprietary technologies that enable the creation of small molecules tailored to unconventional binding sites.

The company’s R&D pipeline comprises RAS(ON) Inhibitors designed to suppress diverse oncogenic variants of RAS proteins, and RAS Companion Inhibitors for use in combination treatment strategies. RAS(ON) Inhibitors include compounds targeting KRASG12C/NRASG12C(ON), KRASG12D(ON), KRASG13C(ON), KRASG12V(ON) and other RAS variants. RAS Companion Inhibitors include RMC-4630 targeting SHP2, RMC-5552 targeting mTORC1, and inhibitors of SOS1.

Keytruda® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co. Tagrisso® is a registered trademark of the AstraZeneca group of companies. Cotellic® is the registered trademark of Genentech, Inc. (a member of the Roche Group).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Revolution Medicines’ development plans and timelines and its ability to advance its portfolio and R&D pipeline; enrollment in the company’s clinical trials and the tolerability and potential efficacy of the company’s candidates being studied; the ability of the company’s therapies to inhibit frontier targets in RAS-addicted cancers; the company’s planned expansion cohorts for single-agent RMC-4630 and RMC-4630 in combination with cobimetinib; the growth and scope of the company’s RAS(ON) Inhibitor platform; the potential advantages and effectiveness of the company’s preclinical candidates, including its RAS(ON) Inhibitors; the company’s plans to nominate development candidates from its family of RAS(ON) Inhibitors; the company’s plans to release data related to its RAS Companion Inhibitors; the company’s plan to advance RMC-5552 to IND-ready status and to begin treating patients with RMC-5552 monotherapy.

Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the effects on our business of the worldwide COVID-19 pandemic. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2020, and its future periodic reports to be filed with the Securities and Exchange Commission. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Contacts:

For Investors:

Vida Strategic Partners

Stephanie Diaz

415-675-7401

sdiaz@vidasp.com

For Media:

Vida Strategic Partners

Tim Brons

415-675-7402

tbrons@vidasp.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Collaboration revenue, related party	$12,661	$12,506	$34,232	$37,953

Total revenue	12,661	12,506	34,232	37,953
Operating expenses:
Research and development	34,871	22,962	95,246	64,265
General and administrative	5,341	3,103	15,603	8,244

Total operating expenses	40,212	26,065	110,849	72,509

Loss from operations	(27,551)	(13,559)	(76,617)	(34,556)
Other income, net:
Interest income	347	766	1,986	1,571
Interest and other expense	(17)	(25)	(57)	(83)

Total other income, net	330	741	1,929	1,488

Loss before income taxes	(27,221)	(12,818)	(74,688)	(33,068)

Benefit from income taxes	—	—	733	—

Net loss	$(27,221)	$(12,818)	$(73,955)	$(33,068)

Redeemable convertible preferred stock dividends—undeclared and cumulative	—	(4,247)	(2,219)	(9,987)

Net loss attributable to common stockholders	$(27,221)	$(17,065)	$(76,174)	$(43,055)

Net loss per share attributable to common stockholders—basic and diluted	$(0.42)	$(6.08)	$(1.49)	$(15.81)

Weighted-average common shares used to compute net loss per share, basic and diluted	64,892,868	2,806,470	51,031,003	2,723,541

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30,	December 31,
	2020	2019
Cash, cash equivalents and marketable securities	$466,140	$122,758
Working capital (1)	440,514	90,929
Total assets	595,070	220,529
Deferred revenue	22,882	31,851
Total liabilities	90,000	67,994
Redeemable convertible preferred stock	—	305,109
Total stockholders’ equity (deficit)	505,070	(152,574)

(1)	Working capital is defined as current assets less current liabilities.